Contact: Jack O'Connell (Corporate Communications), 954/524-4200, x224


                     HVIDE MARINE FILES REORGANIZATION PLAN

Fort Lauderdale, FL, October 4, 1999 - Hvide Marine Incorporated (HMARQ) today announced that it has filed a proposed Plan of Reorganization that, if confirmed, would deleverage its balance sheet, restore liquidity, and enhance the Company's competitive position in the marketplace. The Plan results from discussions with the Official Committee of Unsecured Creditors appointed in Hvide's Chapter 11 case, including representatives of the holders of approximately 63% of Hvide Marine's $300 million of 8 3/8% Senior Notes and nearly 50% of its outstanding Trust Convertible Preferred Securities.

         Under the Plan, holders of the Company's 8 3/8% Senior Notes would exchange their Senior Notes for 9,800,000 shares of common stock of the reorganized Hvide Marine, representing 98% of the new common equity; holders of the Trust Convertible Preferred Securities would receive 200,000 shares of common stock of the reorganized Hvide Marine, representing 2% of the new common equity, together with warrants to purchase an additional 125,000 shares; and holders of the Common Stock would receive warrants to purchase 125,000 shares of the common stock of the reorganized Hvide Marine. The warrants would be exercisable at $38.49 per share and would have a term of four years.

         Completion of the Plan is subject to various conditions, among them obtaining refinancing for the Company's bank borrowings, including those under the debtor-in-possession credit facility announced on September 9. To date, the Company has been unsuccessful in its efforts to refinance these borrowings, and there is no assurance that it will be able to do so in the future. Completion of the Plan is also subject to approval by the U. S. Bankruptcy Court.

         "The filing of our Plan of Reorganization represents an important step forward," commented Jean Fitzgerald, Chairman, President and CEO. "It will convert approximately $433 million of debt to equity, thereby reducing our liabilities by more than half and enabling us to go forward as a financially viable enterprise with a manageable debt load. It also represents an important vote of confidence on the part of our major creditors, whose support has enabled us to pursue this reorganization."

         The Court has scheduled a hearing for November 2 to consider approval of the proposed Disclosure Statement, filed along with the Plan of Reorganization. As previously announced, the Company filed a voluntary Chapter 11 petition on September 8 and obtained a $60 million debtor-in-possession (DIP) credit facility in order to continue normal operations throughout the restructuring period. The Company estimates that it will complete its restructuring and emerge from Chapter 11 in late 1999 or early 2000.

         With a fleet of 276 vessels, Hvide Marine is one of the world's leading providers of marine support and transportation services, primarily to the energy and chemical industries. The Company's three main businesses are offshore energy support (200 vessels), offshore and harbor towing (37 vessels), and petrochemical transportation (39 vessels). A copy of the proposed Plan of Reorganization and the related Disclosure Statement will be posted on Hvide's web site at www.hvide.com.

         This announcement contains "forward-looking" statements. Hvide Marine Incorporated is subject to risks and other uncertainties that could cause such statements to prove incorrect. For a discussion of those risks and uncertainties, please refer to the Company's 1998 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, as filed with the United States Securities and Exchange Commission.